As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1025534
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

250 West 57th Street, Suite 415

New York, New York 10107

(Address of principal executive offices, including zip code)

INSPIRED ENTERTAINMENT, INC. 2018 OMNIBUS INCENTIVE PLAN (PRIOR PLAN)

INSPIRED ENTERTAINMENT, INC. 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plans)

A. Lorne Weil

Executive Chairman

Inspired Entertainment, Inc.

250 West 57th Street, Suite 415

New York, New York 10107

(Name and address of agent for service)

copy to:

Douglas S. Ellenoff, Esq.

Jeffrey Rubin, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(5)
2018 Omnibus Incentive Plan (Prior Plan) (Common stock, $0.0001 par value per share)	1,999,410	(2)	$7.88	(4)	$15,755,351	(4)	$1,718.91

2021 Omnibus Incentive Plan (Common stock, par value $0.0001 per share)	2,900,000	(3)	$7.88	(4)	$22,852,000	(4)	$2,493.15
Total:							$4,212.06

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable under the above-named plans with respect to the shares of Common Stock of Inspired Entertainment, Inc. (the “Registrant”) being registered hereunder by reason of any stock splits, stock dividends, recapitalizations or other similar transaction.

(2)	Consists of 1,999,410 shares of Common Stock previously reserved for issuance under the 2018 Omnibus Incentive Plan of the Registrant (the “Prior Plan”) which became frozen upon the effectiveness of the 2021 Omnibus Incentive Plan of the Registrant (the “2021 Plan”) on May 11, 2021. No new awards may be granted under the Prior Plan subsequent to such effective date. As of such effective date, the Prior Plan had 221,799 shares available for grant which were rolled over to the 2021 Plan and 1,777,611 shares subject to outstanding awards. To the extent outstanding awards under the Prior Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for grant under the 2021 Plan.

(3)	Consists of 2,900,000 shares of Common Stock reserved for issuance under the 2021 Plan. The shares subject to the Prior Plan which may be granted under the 2021 Plan, including as a result of the termination or expiration of outstanding awards, are described in note 2 above.

(4)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price were calculated based upon the market value for shares of the Common Stock using the average of the high and low sales prices per share reported by The Nasdaq Capital Market on May 14, 2021.

(5)	Paid herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified will be sent or given to Plan participants as required by Rule 428(b)(1) of the Securities Act. Such document(s), along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 29, 2021, as amended on May 10, 2021;

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 14, 2021;

●	the Registrant’s Current Reports on Form 8-K filed on May 10, 2021, May 10, 2021 (two filings), May 12, 2021, May 13, 2021 and May 20, 2021 (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of such Current Report on Form 8-K); and

●	the description of the Registrant’s securities set forth as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 29, 2021, as amended on May 10, 2021.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed also to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents; provided that, to the extent any information therein is deemed furnished and not filed pursuant to securities laws and regulations, such information shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant’s certificate of incorporation and bylaws provide for indemnification of its directors and officers to the maximum extent permitted by the DGCL. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, in a proceeding by or in the right of the Registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful; provided no indemnification shall be made in a proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which the director or officer shall have been finally adjudged by a court to be liable to the Registrant, unless and only to the extent that any court in which the proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the Registrant waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the Registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the Registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Registrant. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 21, 2021.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil
Name:	A. Lorne Weil
Title:	Executive Chairman (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Lorne Weil and Carys Damon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Lorne Weil	Executive Chairman (Principal Executive Officer)	May 21, 2021
A. Lorne Weil

/s/ Stewart F.B. Baker	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2021
Stewart F.B. Baker

/s/ Michael R. Chambrello	Director	May 21, 2021
Michael R. Chambrello

/s/ Ira H. Raphaelson	Director	May 21, 2021
Ira H. Raphaelson

/s/ Desirée G. Rogers	Director	May 21, 2021
Desirée G. Rogers

/s/ Steven M. Saferin	Director	May 21, 2021
Steven M. Saferin

/s/ Katja Tautscher	Director	May 21, 2021
Katja Tautscher

/s/ John M. Vandemore	Director	May 21, 2021
John M. Vandemore

EXHIBIT INDEX

Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Inspired Entertainment, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the SEC on December 30, 2016).

4.2	Certificate of Elimination of Series A Junior Participating Preferred Stock, dated August 13, 2020 (incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant, filed with the SEC on August 14, 2020).

4.3	Amended and Restated Bylaws of Inspired Entertainment, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the SEC on November 11, 2019).

4.4#	Inspired Entertainment, Inc. 2021 Omnibus Incentive Plan (incorporated herein by reference to Annex A of the Definitive 14A of the Registrant, filed with the SEC on April 12, 2021).

4.5#	Inspired Entertainment, Inc. 2018 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Annual Report on Form 10-K of the Registrant, filed with the SEC on December 10, 2018).

5.1*	Opinion of Ellenoff Grossman & Schole LLP.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

#	Indicates management contract or compensatory plan.
*	Filed herewith.
**	Included on the signature page to this Registration Statement.